Exhibit 99.1

FOR IMMEDIATE RELEASE

November 8, 2012

THE WALT DISNEY COMPANY REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2012

BURBANK, Calif. – The Walt Disney Company today reported earnings for its fiscal year and fourth quarter ended September 29, 2012. Diluted earnings per share (EPS) for the year increased 24% to $3.13 from $2.52 in the prior year. For the quarter, diluted EPS was $0.68 compared to $0.58 in the prior-year quarter. Excluding certain items affecting comparability as detailed below, EPS for the year increased 21% to $3.07 from $2.54 in the prior year and EPS for the quarter increased 15% to $0.68 from $0.59 in the prior-year quarter.

“Fiscal 2012 was a great year creatively, financially and strategically, resulting in record revenue, net income, and earnings per share,” said Disney Chairman and CEO Robert A. Iger. “The addition of Lucasfilm will further fuel Disney’s creative engine across our company to create additional value for our shareholders and we’re confident the Company is well positioned to continue our strong performance and growth.”

The following table summarizes the fourth quarter and full year results for fiscal 2012 and 2011 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Change	Sept. 29, 2012	Oct. 1, 2011	Change
Revenues	$42,278	$40,893	3%	$10,782	$10,425	3%
Segment operating income (1)	$9,964	$8,825	13%	$2,339	$2,113	11%
Net income (2)	$5,682	$4,807	18%	$1,244	$1,087	14%
Diluted EPS (2)	$3.13	$2.52	24%	$0.68	$0.58	17%
Cash provided by operations	$7,966	$6,994	14%	$1,535	$2,104	(27)%
Free cash flow (1)	$4,182	$3,435	22%	$602	$1,106	(46)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current year includes a $184 million non-cash gain recorded in connection with the acquisition of a controlling interest in UTV Software Communication Limited (UTV) and a $79 million recovery of a receivable from Lehman Brothers (Lehman) that was written off in 2008 as a result of the Lehman bankruptcy, partially offset by $100 million of restructuring and impairment charges and a $24 million net charge related to the refinancing of Disneyland Paris borrowings (DLP debt charge). These items benefitted EPS by $0.06. The UTV gain, the Lehman recovery and the DLP debt charge were recorded in “Other income/(expense), net” in the Consolidated Statement of Income. EPS for the prior year included $75 million of gains from the sales of Miramax and BASS and $55 million of restructuring and impairment charges. These items had a negative impact on EPS of $0.02.

EPS for the current quarter includes the Lehman recovery ($79 million), restructuring and impairment charges ($49 million) and the DLP debt charge ($24 million). Collectively, these items had no net impact on EPS. EPS for the prior-year quarter included restructuring and impairment charges of $9 million which had a negative impact on EPS of $0.01.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2012 and 2011 (in millions):

	Year Ended			Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Change	Sept. 29, 2012	Oct. 1, 2011	Change
Revenues:
Media Networks	$19,436	$18,714	4%	$4,881	$4,798	2%
Parks and Resorts	12,920	11,797	10%	3,425	3,129	9%
Studio Entertainment	5,825	6,351	(8)%	1,402	1,459	(4)%
Consumer Products	3,252	3,049	7%	883	816	8%
Interactive	845	982	(14)%	191	223	(14)%

	$42,278	$40,893	3%	$10,782	$10,425	3%

Segment operating income (loss):
Media Networks	$6,619	$6,146	8%	$1,571	$1,462	7%
Parks and Resorts	1,902	1,553	22%	497	421	18%
Studio Entertainment	722	618	17%	80	117	(32)%
Consumer Products	937	816	15%	267	207	29%
Interactive	(216)	(308)	30%	(76)	(94)	19%

	$9,964	$8,825	13%	$2,339	$2,113	11%

Media Networks

Media Networks revenues for the year increased 4% to $19.4 billion and segment operating income increased 8% to $6.6 billion. For the quarter, revenues increased 2% to $4.9 billion and segment operating income increased 7% to $1.6 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended			Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Change	Sept. 29, 2012	Oct. 1, 2011	Change
Revenues:
Cable Networks	$13,621	$12,877	6%	$3,535	$3,467	2%
Broadcasting	5,815	5,837	—%	1,346	1,331	1%

	$19,436	$18,714	4%	$4,881	$4,798	2%

Segment operating income:
Cable Networks	$5,704	$5,233	9%	$1,379	$1,261	9%
Broadcasting	915	913	—%	192	201	(4)%

	$6,619	$6,146	8%	$1,571	$1,462	7%

Cable Networks

Operating income at Cable Networks increased $471 million to $5.7 billion for the year due to growth at ESPN and the worldwide Disney Channels and an increase in equity income. The increase at ESPN was driven by higher affiliate and advertising revenue, partially offset by higher programming costs. Higher affiliate revenue was due to contractual rate increases while the increase in advertising revenue was primarily due to higher rates. The programming cost increase was driven by contractual rate increases for college sports, NFL, Major League Baseball, and NBA programming and expanded rights for the Wimbledon Championships. Growth at the worldwide Disney Channels was driven by higher affiliate revenue due to contractual rate increases domestically and subscriber growth internationally. These increases were partially offset by lower Disney Channel program sales. Increased equity income was driven by growth at A&E Television Networks (AETN), which reflected higher advertising and affiliate revenues partially offset by higher programming costs.

For the quarter, operating income at Cable Networks increased by $118 million to $1.4 billion due to growth at ESPN, higher equity income at AETN, and improvement at ABC Family, partially offset by lower operating income at the domestic Disney Channels. The increase at ESPN reflected higher contractual rates for affiliate fees, decreased marketing costs, and higher equity income at the ESPN Star Sports joint venture due to lower programming costs. These increases were partially offset by higher programming costs driven by contractual rate increases for college football and Major League Baseball and expanded rights for the Wimbledon Championships. The improvement at ABC Family was primarily due to lower programming and marketing and sales costs. At the domestic Disney Channels, the benefit of higher affiliate revenue due to contractual rate increases was more than offset by a decrease due to a significant program sale that occurred in the prior-year quarter.

Broadcasting

Operating income at Broadcasting remained relatively flat at $915 million for the year as higher program sales, lower programming and production costs and higher affiliate and royalty revenue were largely offset by lower advertising revenues and higher equity losses at Hulu. Program sales growth was driven by Castle and Once Upon a Time, partially offset by lower home entertainment revenues primarily due to Lost. Lower programming and production costs reflected the absence of The Oprah Winfrey Show at the owned television stations and lower program write offs at the ABC Television Network. Lower advertising revenues were driven by lower network ratings, which were partially offset by higher rates, and a decrease at the owned television stations driven by lower political advertising. Higher equity losses at Hulu were driven by increased programming and marketing costs, partially offset by higher advertising and subscription revenues.

For the quarter, operating income at Broadcasting decreased $9 million to $192 million driven by a decline in ABC Television Network advertising revenues due to lower ratings and higher equity losses at Hulu, partially offset by higher program sales driven by Castle and Wipeout.

Parks and Resorts

Parks and Resorts revenue for the year increased 10% to $12.9 billion and segment operating income increased 22% to $1.9 billion. For the quarter, revenues increased 9% to $3.4 billion and segment operating income increased 18% to $497 million.

Results for the year reflected increases at our domestic parks and resorts, Tokyo Disney Resort, Disney Cruise Line and Hong Kong Disneyland Resort, partially offset by a decrease at Disneyland Paris.

Higher operating income at our domestic parks and resorts was driven by increased guest spending and attendance, partially offset by higher costs. Increased guest spending reflected higher average ticket prices, food and beverage spending and daily hotel room rates. Increased attendance reflected strong growth at Disneyland Resort which benefitted from the opening of Cars Land at Disney California Adventure. Higher costs were driven by resort expansion and new guest offerings, including investments in supporting systems infrastructure, labor cost inflation and higher employee benefits costs.

The increase at Tokyo Disney Resort reflected the loss of income in the prior year due to the March 2011 earthquake and tsunami in Japan, which resulted in a temporary suspension of operations and a reduction in volume after reopening, and the collection of related business interruption insurance proceeds in the current year. Operating income growth at Disney Cruise Line was due to increased passenger cruise days driven by the Disney Fantasy and the Disney Dream, partially offset by the related operating costs.

Operating income growth at Hong Kong Disneyland Resort was primarily due to guest spending, which was driven by higher average ticket prices and daily hotel room rates, and increased attendance, partially offset by higher costs related to resort expansion. At Disneyland Paris, increased guest spending, driven by higher daily hotel room rates, and higher attendance were more than offset by labor cost inflation and lower hotel occupancy.

For the quarter, operating income growth reflected increases at Disney Cruise Line, Hong Kong Disneyland Resort, our new Aulani resort and hotel in Hawaii, and Disneyland Paris.

Higher operating income at Disney Cruise Line was driven by increased passenger cruise days driven by the Disney Fantasy, partially offset by the related operating costs. The increases at both Hong Kong Disneyland Resort and Disneyland Paris were driven by higher attendance. Improved results at Aulani reflected a full quarter of operations in the current year compared to the prior-year quarter which included pre-opening costs.

Results for the quarter at our domestic parks and resorts were comparable to the prior-year quarter as increased guest spending at Disneyland Resort and Walt Disney World Resort and increased attendance at Disneyland Resort were largely offset by higher operating costs. The guest spending increase reflected higher average ticket prices, daily hotel room rates and food and beverage spending. Higher operating costs were driven by resort expansion and new guest offerings, including investments in supporting systems infrastructure, labor cost inflation, and higher employee benefits costs.

Studio Entertainment

Studio Entertainment revenues for the year decreased 8% to $5.8 billion and segment operating income increased 17% to $722 million. For the quarter, revenues decreased 4% to $1.4 billion and segment operating income decreased 32% to $80 million.

The revenue decline for the year was driven by fewer theatrical releases in the current year and lower home entertainment sales volume. Higher operating income for the year was driven by increases in domestic theatrical and worldwide television distribution, partially offset by higher film cost write-downs.

Domestic theatrical operating income growth reflected the strong performance of Marvel’s The Avengers in the current year, partially offset by marketing costs for Frankenweenie, which was released after the fiscal year-end. The revenue decline from fewer theatrical releases was largely offset by a decrease in the related distribution and marketing costs and production cost amortization.

In worldwide television distribution, lower revenues from the domestic markets were largely offset by higher international syndication revenues. The increase in operating income was due to a lower average production cost amortization rate on current-year titles.

For the quarter, lower segment operating income was driven by a decrease in worldwide theatrical results and higher film cost write-downs, partially offset by improved results in worldwide home entertainment.

Lower worldwide theatrical operating income was driven by the performance of Brave in the current quarter compared to Cars 2 in the prior-year quarter and the pre-release marketing expense for Frankenweenie in the current quarter. Improved home entertainment results were driven by the strong performance of Marvel’s The Avengers in the current quarter.

Consumer Products

Consumer Products revenues for the year increased 7% to $3.3 billion and segment operating income increased 15% to $937 million. For the quarter, revenues increased 8% to $883 million and segment operating income increased 29% to $267 million.

Higher segment operating income for both the year and quarter was primarily due to increases at Merchandise Licensing and our retail business as well as favorable foreign currency impacts. At Merchandise Licensing, the increase for the year and quarter was driven by earned royalty growth reflecting the strong performance of Spider-Man, Avengers, and Minnie and Mickey merchandise in the current year and an increase in Japan as a result of the impact of the earthquake and tsunami which occurred in the second quarter of the prior year. These increases were partially offset by lower sales of Cars and Toy Story merchandise. Licensing results for the current year also benefitted from lower revenue share with Studio Entertainment and higher guaranteed shortfall recognition. The revenue share impact was due to lower mix of revenues from properties subject to revenue share in the current year reflecting the strong prior-year sales of Cars merchandise.

At our retail business, higher operating income for the year and quarter was driven by new stores in North America and Europe and higher online sales.

Interactive

Interactive revenues for the year decreased 14% to $845 million and segment operating results improved $92 million to a loss of $216 million. For the quarter, revenues decreased 14% to $191 million and segment operating results improved $18 million to a loss of $76 million.

Improved segment operating results for the year reflected an increase at our social games business and higher allocations to other Company businesses, primarily related to website design and maintenance, partially offset by a decrease at our console game business.

Social game results reflected lower acquisition accounting impacts and improved title performance in the current year. Lower console game results were driven by a decline in sales volume from fewer significant releases which was partially offset by lower marketing costs, higher minimum guarantee recognition and decreased product development costs. The reduction in console games product development reflected an ongoing shift from console game releases to mobile and social game releases.

For the quarter, improved operating results were primarily due to lower acquisition accounting impacts at our social games business and higher allocations to other Company businesses related to website design and maintenance, partially offset by a decrease at our console game business driven by fewer significant titles in release in the current quarter.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses increased $15 million to $474 million for the year and increased $16 million to $140 million for the quarter. The increase for the year was driven by higher compensation related costs and charitable contributions, while the increase for the quarter was primarily due to higher charitable contributions.

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Sept. 29, 2012	Oct. 1, 2011
Interest expense	$(472)	$(435)	$(115)	$(111)
Interest and investment income	103	92	24	34

Net interest expense	$(369)	$(343)	$(91)	$(77)

The increase in net interest expense for the year was primarily due to higher average debt balances, partially offset by lower effective interest rates.

Income Taxes

The effective income tax rate was as follows:

	Year Ended		Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Sept. 29, 2012	Oct. 1, 2011
Effective Income Tax Rate	33.3%	34.6%	34.2%	34.3%

The decrease in the effective tax rate for the year was due to the impact in the prior-year of the gain on the sale of Miramax and an increase in current year earnings from foreign operations subject to tax at rates lower than the federal statutory income tax rate. The book value of Miramax included non-deductible goodwill such that the taxable gain on the sale of Miramax resulted in tax expense that exceeded the book gain and an increase in the prior-year effective tax rate. The decreases from the impacts of the Miramax gain and foreign earnings were partially offset by the impact in the prior-year related to an impairment charge. The prior-year impairment charge related to assets that had tax basis in excess of the book value resulting in a tax benefit that exceeded the pre-tax impairment charge and a decrease in the prior-year effective tax rate.

Noncontrolling Interests

Net income attributable to noncontrolling interests for the year increased $40 million to $491 million and for the quarter decreased $18 million to $146 million. The increase for the year was due to improved operating results at ESPN and Hong Kong Disneyland Resort partially offset by lower operating results at Disneyland Paris including the impact of the DLP debt charge. The decrease for the quarter was driven by the impact of the DLP debt charge.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 29, 2012	Oct. 1, 2011	Change
Cash provided by operations	$7,966	$6,994	$972
Investments in parks, resorts and other property	(3,784)	(3,559)	(225)

Free cash flow (1)	$4,182	$3,435	$747

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for fiscal 2012 increased 14% or $972 million to $8.0 billion as compared to fiscal 2011. The increase in cash provided by operations was due to higher segment operating results and the timing of and improved receivable collections, partially offset by higher income tax payments, the payment of interest accrued in prior years on Disneyland Paris borrowings, and higher film production spending.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 29, 2012	Oct. 1, 2011
Media Networks
Cable Networks	$170	$179
Broadcasting	85	128

Total Media Networks	255	307

Parks and Resorts
Domestic	2,242	2,294
International	641	429

Total Parks and Resorts	2,883	2,723

Studio Entertainment	79	118
Consumer Products	69	115
Interactive	27	21
Corporate	471	275

Total investments in parks, resorts and other property	$3,784	$3,559

Capital expenditures increased from $3.6 billion to $3.8 billion driven by an increase at Corporate due to investments in facilities and information technology infrastructure and an increase at Parks and Resorts driven by resort expansion and new guest offerings at Walt Disney World Resort and construction costs at Shanghai Disney Resort, partially offset by reduced expenditures at Disneyland Resort.

Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 29, 2012	Oct. 1, 2011
Media Networks
Cable Networks	$141	$134
Broadcasting	100	95

Total Media Networks	241	229

Parks and Resorts
Domestic	927	842
International	314	323

Total Parks and Resorts	1,241	1,165

Studio Entertainment	48	53
Consumer Products	55	48
Interactive	17	16
Corporate	182	148

Total depreciation expense	$1,784	$1,659

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Sept. 29, 2012	Oct. 1, 2011	Change
Current portion of borrowings	$3,614	$3,055	$559
Long-term borrowings	10,697	10,922	(225)

Total borrowings	14,311	13,977	334
Less: cash and cash equivalents	(3,387)	(3,185)	(202)

Net borrowings (1)	$10,924	$10,792	$132

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $267 million and $2,311 million attributable to our consolidated international theme parks as of September 29, 2012 and October 1, 2011, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $548 million and $778 million as of September 29, 2012 and October 1, 2011, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Earnings per share excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Year Ended		Change	Quarter Ended		Change
	Sept. 29, 2012	Oct. 1, 2011		Sept. 29, 2012	Oct. 1, 2011
Diluted EPS as reported	$3.13	$2.52	24%	$0.68	$0.58	17%
Exclude:
Restructuring and impairment charges (1)	0.03	—	nm	0.02	—	nm
Other income/(expense), net (2)	(0.09)	0.02	nm	(0.03)	—	nm

Diluted EPS excluding certain items (3)	$3.07	$2.54	21%	$0.68	$0.59	15%

(1)

Restructuring and impairment charges for the current year totaled $100 million and consisted of $78 million of severance and facilities costs, of which $35 million was recorded in the current quarter, and $14 million for an intellectual property impairment recorded in the current quarter. Restructuring and impairment charges for the prior year totaled $55 million and consisted of severance and facilities costs totaling $39 million, a $10 million impairment charge related to the sale of assets and $6 million for radio FCC license impairment. The assets that were sold had tax basis significantly in excess of the book value, resulting in a $44 million tax benefit on the restructuring and impairment charges.

(2)

Other income/(expense), net for the current year consists of the UTV gain ($184 million) and the Lehman recovery ($79 million), partially offset by the DLP debt charge ($24 million). The Lehman recovery and the DLP debt charge were recorded in the current quarter. Other income/(expense), net for the prior year consists of gains on the sales of Miramax and BASS ($75 million). The tax effect on these gains exceeded the pretax benefit resulting in a $32 million net loss.

(3)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Sept. 29, 2012	Oct. 1, 2011
Segment operating income	$9,964	$8,825	$2,339	$2,113
Corporate and unallocated shared expenses	(474)	(459)	(140)	(124)
Restructuring and impairment charges	(100)	(55)	(49)	(9)
Other income/(expense), net	239	75	55	—
Net interest expense	(369)	(343)	(91)	(77)

Income before income taxes	9,260	8,043	2,114	1,903
Income taxes	(3,087)	(2,785)	(724)	(652)

Net income	$6,173	$5,258	$1,390	$1,251

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 8, 2012, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 15, 2012 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2012 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Year Ended		Quarter Ended
	Sept. 29, 2012	Oct. 1, 2011	Sept. 29, 2012	Oct. 1, 2011
Revenues	$42,278	$40,893	$10,782	$10,425
Costs and expenses	(33,415)	(33,112)	(8,758)	(8,558)
Restructuring and impairment charges	(100)	(55)	(49)	(9)
Other income /(expense), net	239	75	55	—
Net interest expense	(369)	(343)	(91)	(77)
Equity in the income of investees	627	585	175	122

Income before income taxes	9,260	8,043	2,114	1,903
Income taxes	(3,087)	(2,785)	(724)	(652)

Net income	6,173	5,258	1,390	1,251
Less: Net income attributable to noncontrolling interests	(491)	(451)	(146)	(164)

Net income attributable to The Walt Disney Company (Disney)	$5,682	$4,807	$1,244	$1,087

Earnings per share attributable to Disney:
Diluted	$3.13	$2.52	$0.68	$0.58

Basic	$3.17	$2.56	$0.69	$0.59

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,818	1,909	1,817	1,864

Basic	1,794	1,878	1,793	1,840

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	September 29, 2012	October 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$3,387	$3,185
Receivables	6,540	6,182
Inventories	1,537	1,595
Television costs	676	674
Deferred income taxes	765	1,487
Other current assets	804	634

Total current assets	13,709	13,757
Film and television costs	4,541	4,357
Investments	2,723	2,435
Parks, resorts and other property, at cost
Attractions, buildings and equipment	38,582	35,515
Accumulated depreciation	(20,687)	(19,572)

	17,895	15,943
Projects in progress	2,453	2,625
Land	1,164	1,127

	21,512	19,695
Intangible assets, net	5,015	5,121
Goodwill	25,110	24,145
Other assets	2,288	2,614

	$74,898	$72,124

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,393	$6,362
Current portion of borrowings	3,614	3,055
Unearned royalties and other advances	2,806	2,671

Total current liabilities	12,813	12,088
Borrowings	10,697	10,922
Deferred income taxes	2,251	2,866
Other long-term liabilities	7,179	6,795
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.8 billion shares at September 29, 2012 and 2.7 billion shares at October 1, 2011	31,731	30,296
Retained earnings	42,965	38,375
Accumulated other comprehensive loss	(3,266)	(2,630)

	71,430	66,041
Treasury stock, at cost, 1.0 billion shares at September 29, 2012 and 937.8 million shares at October 1, 2011	(31,671)	(28,656)

Total Disney Shareholders’ equity	39,759	37,385
Noncontrolling interests	2,199	2,068

Total equity	41,958	39,453

	$74,898	$72,124

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Year Ended
	September 29, 2012	October 1, 2011
OPERATING ACTIVITIES
Net income	$6,173	$5,258
Depreciation and amortization	1,987	1,841
Gains on dispositions	(184)	(75)
Deferred income taxes	472	127
Equity in the income of investees	(627)	(585)
Cash distributions received from equity investees	663	608
Net change in film and television costs	(52)	332
Equity-based compensation	408	423
Impairment charges	22	16
Other	195	188
Changes in operating assets and liabilities:
Receivables	(108)	(518)
Inventories	18	(199)
Other assets	(151)	(189)
Accounts payable and other accrued liabilities	(608)	(367)
Income taxes	(242)	134

Cash provided by operations	7,966	6,994

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,784)	(3,559)
Proceeds from dispositions	15	564
Acquisitions	(1,088)	(184)
Other	98	(107)

Cash used in investing activities	(4,759)	(3,286)

FINANCING ACTIVITIES
Commercial paper borrowings, net	467	393
Borrowings	3,779	2,350
Reduction of borrowings	(3,822)	(1,096)
Dividends	(1,076)	(756)
Repurchases of common stock	(3,015)	(4,993)
Proceeds from exercise of stock options	1,008	1,128
Other	(326)	(259)

Cash used in financing activities	(2,985)	(3,233)

Impact of exchange rates on cash and cash equivalents	(20)	(12)

Increase in cash and cash equivalents	202	463
Cash and cash equivalents, beginning of year	3,185	2,722

Cash and cash equivalents, end of year	$3,387	$3,185